February 4, 2014

Mr. Keith R. Marchiando
3996 Lincoln Drive
Bloomfield Hills, MI 48301

Dear Keith,

I am pleased to offer you the position of Vice President and Chief Financial Officer of Perceptron, Inc. (the “Company”), in Plymouth, Michigan. In this role you will report directly to me and shall serve at the pleasure of the Company as an at will employee. You will be expected to devote your full business time and attention to the performance of your duties to the Company.

Information regarding your compensation and benefits follows:

•	Your base salary shall be $220,000 per annum, which will be reviewed annually and is subject to change from time to time at the sole discretion of the Board’s Management Development, Compensation and Stock Option Committee (the “Compensation Committee”) based on your performance and contributions.

•	Perceptron has an Annual Incentive Compensation Plan that rewards Director-level-and-above team members when Company and individual performance warrants. You are not eligible to participate in the 2014 Annual Incentive Compensation Plan since your first day of work will begin after December 31, 2013. However, you will be eligible to participate in future Annual Incentive Compensation Plans as they are adopted by the Company’s Board of Directors. Your potential award under future Annual Incentive Compensation Plans will be at 40% of your annual salary rate. Provisions of the plan change from year-to-year based upon business forecasts and objectives. Performance targets will be set in consultation with you within 90 days of the beginning of the fiscal year and it is intended that they will be set at levels believed by the Board or Compensation Committee to be achievable.

•	You will be eligible for a monthly car allowance of $600.00, in accordance with the Company car policy.

•	Stock Options: You will be granted a non-qualified stock option to purchase 25,000 shares of the Company’s Common Stock, under the 2004 Stock Incentive Plan, as amended, at an exercise price equal to the final reported sales price of the Company’s common stock on the grant date which will be the first trading day of the month following your first day of work. The option will vest one-fourth annually on the anniversary of the grant date, if you continue to be employed by the Company as Vice President and Chief Financial Officer at those dates.

Your start date with Perceptron is planned for February 17, 2014; however, this date may change if all parties agree.

Benefits: Perceptron offers excellent benefits. The following is a summary:

Mr. Keith R. Marchiando

February 4, 2014

You may choose to participate in a 401(k) investment plan in which the Company from time to time has provided a partial match of your investment. Your eligibility begins on the first day of the calendar quarter following six months from your date of hire.

Executive life insurance in the amount of $500,000 with the beneficiary of your choice, subject to your insurability, with the Company paying the normal, non-smoking, healthy individual rates for such policy, up to a maximum of $1,800 per year, and you paying any excess.

Group life insurance will be provided for you in the amount of $50,000. You also have the option of purchasing additional and/or dependent life insurance.

Employer-sponsored group health, dental, and vision care insurance plan is available to you. Insurance costs are shared between Perceptron and the Team Member. The plan currently allows in-network and out-of-network services and includes office visits for preventive care with no co-payments or deductibles. Coverage eligibility begins the 1st of the month following 30 days of employment.

Short and Long Term Disability income protection is provided at no cost to you.

An Employee Assistance Plan.

An Employee Stock Purchase Program. Your eligibility begins on the first January or July enrolment date following six months of service.

An Employee Wellness program.

Vacation and paid holidays. You will be entitled to four weeks of vacation per calendar year, in accordance with the Company’s vacation policy.

The employee benefits available to the Company’s executive officers, and so to you, may be changed from time to time to provide greater or lesser coverage at the sole discretion of the Board of Directors or the Compensation Committee. However, you will at all times be offered benefits that are comparable to those offered to other executive officers of the Company.

Your employment will be subject to the terms set forth in a Severance Agreement between the Company and you, the form of which has been provided to you. The terms and conditions of your employment will be governed by the laws of the State of Michigan.

Keith, we are confident that you will make a significant contribution to Perceptron and will find this position to be both fulfilling and enjoyable.

This offer expires on February 11, 2014 and is contingent upon your signing of Perceptron’s standard agreements covering stock options, non-compete, proprietary information, inventions, business conduct and ethics, the forms of which have been provided to you.

Mr. Keith R. Marchiando

February 4, 2014

Please indicate your acceptance by signing in the space provided below.

Yours truly,

/s/ Jeffrey M. Armstrong

Jeffrey M. Armstrong

President and Chief Executive Officer

I accept this employment offer. I understand that Perceptron, Inc. is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time. I further understand that Perceptron, Inc., in its sole discretion, reserves the right to make changes to employee compensation, benefits, practices and/or policies subject to the obligations under the Severance Agreement.

/s/ Keith R. Marchaindo	2/10/2014
Keith R. Marchiando	Date